Exhibit 99.1
Company Contact:
Steve Martin
Chief Financial Officer
(858) 373-6303

Investors:	Media:
EVC Group, Inc.	EVC Group, Inc
Douglas Sherk	Steve DiMattia
Jennifer Beugelmans	(646) 277-8706
(415) 896-6820
FOR IMMEDIATE RELEASE
Stratagene Posts Bond To Stay Payment of Third Wave Judgment
Company will record non-cash charge in fourth quarter of 2005
     LA JOLLA, Calif., January 27, 2006 — Stratagene Corporation (NASDAQ:STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, announced today that it has posted a $21 million civil supersedeas bond to stay payment of the judgment of the United States District Court for the Western District of Wisconsin, which was previously announced in December 2005 in the matter of Third Wave Technologies Inc. vs. Stratagene. Stratagene intends to file an appeal with the United States Court of Appeals for the Federal Circuit.
     Stratagene has deposited cash of $21 million in a restricted account for the benefit of a surety company to fully collateralize the bond. The bond shall remain in place until the patent infringement matter is concluded and Stratagene and the surety holder are released from liability by the court or the amount of the final judgment, if any, is paid.
     The Company currently has approximately $9.5 million in other cash and cash equivalents which are not impacted by the bond arrangements, and its operations remain cash flow positive. The Company’s total amount of outstanding long-term debt is approximately $4.0 million and final payments on such long-term debt are not due until 2022. The Company also has a $9.0 million revolving line of credit in place which has a zero balance currently outstanding.

     Stratagene believes that the jury’s verdict and the damages awarded were not supported by the facts of the case or the law and as a result, the Company has appealed the decision to the Court of Appeals for the Federal Circuit in Washington, D.C. In addition to appealing the verdict, Stratagene will be seeking to have the damages amount reduced or eliminated. Among the issues that Stratagene intends to raise on appeal are (i) the District Court’s decisions to prevent the jury from hearing evidence of Stratagene’s patents on its FullVelocity ™ technology and the determination by the U.S. Patent and Trademark Office that Stratagene’s patented technology was novel over the prior art (including technology described by Third Wave’s patents); (ii) the District Court’s rejection of Stratagene’s position that Third Wave’s patents are invalid if they are interpreted as broadly as the District Court interpreted them; and (iii) the jury’s damages finding and the District Court’s trebling of it, thereby awarding $15.9 million in damages where there was only approximately $400,000 in relevant product sales by Stratagene, particularly in view of Stratagene’s belief that a damages award should, as a matter of law, be reflective of a “reasonable royalty”. Stratagene believes the foregoing grounds and others support a reversal of the jury’s verdict and the Court’s judgment and/or a substantial reduction of any damage award.
     Stratagene also believes it has other embodiments of its FullVelocity technology that do not meet the limitations of the patent claims asserted by Third Wave, and it believes that these embodiments can be applied effectively in both the research and molecular diagnostics marketplaces.
     The Company has previously announced that it has a pending lawsuit against Third Wave for infringement of Stratagene’s patents covering its proprietary FullVelocity technology for the quantitative detection of nucleic acids. The suit was filed in the U.S. District Court for the District of Delaware and seeks monetary damages as well as a permanent injunction against continued infringement by Third Wave for the sale of its Invader® Plus products. Stratagene’s FullVelocity technology is covered by U.S. Patent Nos. 6,350,580; 6,528,254; 6,548,250; 6,589,743 and 6,893,819.
     While the final outcome of this case and any resulting damages award remains difficult to estimate, with the entry of the judgment by the Court and the establishment of the bond in the amount of $21 million, the Company will record a non-cash, pre-tax litigation expense charge against earnings in the fourth quarter of 2005 in the amount of $21 million. As announced in October 2005, Stratagene also received a one-time royalty payment and recognized approximately $23.3 million pre-tax income in the fourth quarter of 2005, which will offset the $21 million litigation charge.
About Stratagene Corporation
Stratagene is a developer, manufacturer and marketer of specialized life science research and diagnostic products. The Company’s life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company’s diagnostic unit develops and manufactures products for urinalysis, and high-quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.
Safe Harbor Statement
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like “believe,” “intend,” “target,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company’s ability to compete effectively in the diagnostics and life sciences research markets, variability of the company’s quarterly revenues and operating results, the failure of the company to retain key employees, the company’s ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company’s ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see “Factors that May Affect Future Results” included in Stratagene’s Annual Report on Form 10-K for the year ended December 31, 2004 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.